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                              [MOHAWK LETTERHEAD]

For Release:    Immediately

Contact:        John D. Swift, Chief Financial Officer



         MOHAWK INDUSTRIES, INC. ANNOUNCES LEADERSHIP TRANSITION PLAN


Calhoun, Georgia, August 1, 2000 - Mohawk Industries, Inc. (NYSE : MHK) today announced that David L. Kolb, 61, Chairman and Chief Executive Officer, will retire from his position as Chief Executive Officer effective January 1, 2001. David will remain as Chairman of the Board and will continue to be actively involved in the strategic direction of the Company. Jeffrey S. Lorberbaum, currently President and Chief Operating Officer, has been chosen by the Board of Directors to succeed David as Chief Executive Officer.

Jeffrey Lorberbaum, 46, joined the Company in 1994 in the merger with Aladdin Mills, where he was President and Chief Executive Officer. He held various executive positions with Aladdin before the merger and has served as President and Chief Operating Officer of Mohawk since 1995. He has over 24 years of experience in the carpet and floor covering industry.

In commenting on the plan for leadership transition, Mr. Kolb said, "After 12 years as Chairman and Chief Executive Officer, I have determined that now is the right time to transition leadership at the Company to a new generation of senior management. Mohawk is positioned as a dominate carpet and rug supplier with very significant opportunity to expand it's hard surface floor covering and textile businesses. Jeff and I have worked closely together for the last 6 years to develop the management team needed to grow effectively in the future. He is ready to take the helm. I have every confidence that Mohawk will continue to grow and prosper under his able leadership."

David joined Mohawk in July, 1980 as President of the carpet division of Mohasco Corporation. In 1988, he and other members of senior management along with Citicorp Venture Capital, successfully completed a leveraged buyout of the carpet division forming Mohawk Industries. David has served as Chairman and Chief Executive Officer since that time. Strong financial performance in the ensuing years allowed Mohawk to go public in 1992 with an initial public offering.

Mr. Lorberbaum said, "Mohawk will miss David. Because of his leadership Mohawk is strategically positioned for long term growth. Sales and market share have increased tenfold over the last 10 years. David and I have worked together since 1994 laying the groundwork for the Company as it exists today. Although much has been done, we still
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have significant opportunities ahead. We are excited by the challenges ahead and by the fact that David will continue to be available to assist us as our Chairman."

Since 1992, the Company has completed twelve strategic acquisitions. These acquisitions, coupled with internal growth, have increased sales from $279 million in 1991 to a current level of $3.2 billion, while market share has increased from 3% to 28%. The Company has posted record profits in each of the last four years and has achieved eighteen straight quarters of year over year improved earnings performance. Since 1995, sales have grown at an annual rate of 17 percent, while earnings per share have climbed at an annual growth rate of 47 percent.

In 1999, the Company was ranked number 495 in the Fortune 500 and 467 in the Forbes 500. Fortune also recognized Mohawk as the 39th fastest profit growing company in the Fortune 500 for the five-year period ending in 1999. Today the Company is the largest producer in the world of area rugs and mats. It is the second largest manufacturer of carpeting and has a strong presence in hard surface flooring, padding and home textiles.


Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of area and washable rugs branded by Karastan, Aladdin, Newmark & James and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chairpads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and dealers.

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